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                                                                   EXHIBIT 10.14


                             FIRST RIGHT OF REFUSAL
                              AND VENTURE AGREEMENT


           THIS AGREEMENT is dated and made for reference effective (the "Effective Date") as of the 18th day of November, 1997.


BETWEEN:

           AZCO MINING INC, and its appointed affiliates, subsidiaries, and assigns, with its address for delivery and service at Suite 1250 - 999 West Hastings Street, Vancouver, B.C. V6C 2W2

           (hereinafter referred to as "Azco");

                                                               OF THE FIRST PART

AND:

           LION MINING CORPORATION LIMITED and its appointed affiliates, subsidiaries, and assigns, of 7 - 8 Kendrick Mews, London, England SW7 3HG

           (hereinafter referred to as "Lion");

                                                              OF THE SECOND PART

           (Azco and Lion being hereinafter singularly also referred to as a "Party" and collectively referred to as the "Parties" as the context so requires).


           WHEREAS:


A. Azco and Lion have a mutuality of interest in the field of mining exploration and finance;

B. In 1996 the Parties commenced business relations in regard to mining business in Africa and elsewhere with the intention that such would be memorialized in a future contract of co-venture when the experiences of the first endeavors had been absorbed and could direct the structure of a formal agreement;

C. Through the introduction of Lion, Azco and Lion Mining Finance Limited (an affiliate of Lion and which has assigned its interests therein to Lion) entered into a Memorandum of Agreement (hereinafter called the "Mali Agreement") dated effective May 9, 1996 and to which Mali Agreement, West African Gold and Exploration Ltd. and Eagle River International Limited (hereinafter called "Eagle") are also parties as the vendors of certain mineral interests;

D. By the nature of the Mali Agreement and the Parties' relative relations with Eagle, Azco contractually agreed to advance the initial contributions prior to a roll-over of the proposed project into a publicly listed self-funding entity and, in compliance therewith, Azco has advanced loans to Eagle and its subsidiaries in excess of US $4,000,000 towards the Mali Agreement;


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E.         By the terms of the Mali Agreement, Azco was to be repaid all of its loan advances (which have been advanced to Eagle and its subsidiaries and which parties have issued security notes for the same) if certain preconditions and warranties were not met. It has transpired that Azco and Lion suffered misrepresentation by Eagle with the result that those pre-conditions have not been achieved and cannot be achieved (including a warranty that the subject properties thereof would have a value of no less than US $3,125,000), default has been declared to Eagle, and Azco has been required to write-down its advances to a nominal position;

F. Azco and Lion have determined to cooperate to pursue any available remedies in regard to Eagle and to profit from the experience by employing the same in the formalizing of the issues of a Venture agreement encapsulated herein;


           NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the within covenants and other consideration, the receipt and sufficiency of which is hereby acknowledged, THE PARTIES HERETO MUTUALLY COVENANT AND AGREE AS
FOLLOWS:


1. VENTURE STRUCTURE. The Parties hereby create and formally recognize a grant to Azco of a right of first refusal and of a venture between Azco and Lion, in the event of exercise of such right of first refusal at any time, having the following principle characteristics:

           (a) the purpose of this Venture (the "Venture") is, employing Opportunities (as below defined) located by Lion and accepted for the Venture by the Technical Committee (defined below), to pursue the mutual profitable exploitation of the Opportunities on the terms of this Agreement;

           (b) the name of the Venture shall be the "Kingfisher Venture";

           (c) the Venture shall be operated by a management and technical committee (the "Technical Committee") composed of no less than one representative of each of Azco and Lion. Azco's representative(s) shall collectively represent six votes and Lion's representative(s) shall collectively represent four votes and the cost of such representatives shall be borne by each Party solely. No meeting of the Technical Committee shall be conducted unless a majority of voting interests are present, no less than 10 days notice has been given (or waived) and at least one member of each of Lion and Azco are present unless, as to this latter requirement, at least one adjournment has occurred and 5 days notice of recall has been given. Meetings of the Technical Committee may be conducted in person or by telephone conference or by consent resolution. Notwithstanding the forgoing, the Technical Committee shall not impose any material financial burdens on the Venture and the Parties unless specific notice has been given prior to any meeting and if any Party shall be unable to attend through its representative at any such meeting, it shall have the right to require a further meeting to re-consider any part which it finds objectionable. The Technical Committee shall maintain minutes of its meetings and deliberations and each Party shall be entitled to a copy of such minutes;

           (d) this Agreement shall constitute the fundamental constitution of the Venture governing the relations of the Parties, in a manner similar to corporate articles under British Columbia corporate practice and law. Matters not addressed by this Agreement or which constitute specific and day-to-day operating and management policies shall be determined by resolution of the Technical Committee with power and effect equal to corporate board of directors resolutions;


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           (e) the participating and contributory interests of Azco and Lion
           (subject to adjustment as to a specific project as elsewhere set forth in this Agreement) shall be sixty (60%) percent to Azco and forty (40%) percent to Lion (such interests are referred to as "Participating Interests").

           (f) profits of the Venture may be distributed at such times as the Technical Committee may determine. Profits shall be calculated as net of payment of all debts and costs of the Venture, payment to the Parties of costs carried on behalf of the Venture, reservation of working capital considered prudent by the Technical Committee, and after payment of any outstanding Negative Balance (as below defined). The Technical Committee shall determine the accounting treatment and policy of the Venture finances. The Technical Committee shall not be required to distribute or record mineral interests or any undistributed asset, in the Parties' individual names but may hold the same in the name of the Venture or a controlled company. Any Party may require distribution of cash or shares constituting distributable profit on a quarterly basis;

           (g) Azco and Lion shall contribute the following rights, goods, services, and capital as their contribution to the Venture:

                      (i) Lion shall diligently seek and make available, from opportunities which come to its attention, are discovered by it or are brought to it, mineral opportunities (the "Opportunity") within the criteria established by the Technical Committee and shall bear the cost of such search and initial analysis. Upon Azco exercising its right of first refusal by its representatives on the Technical Committee determining to proceed to do due diligence and to complete a contract of acquisition of an Opportunity Lion shall be refunded by the Venture or Azco (in the initial stage as to the latter) that proportion of the carried cost of such Opportunity equal to its full cost less its Participating Interest share. At the discretion of the Technical Committee, where Lion has incurred costs outside of its normal business endeavors in seeking Opportunities and the Technical Committee has not determined to proceed with certain of the same and Lion has not been able to recover its costs by disposition of such to third parties, then the Technical Committee may determine that Lion shall recover some or all of such costs from the Venture;

                      (ii) Lion grants unto Azco the exclusive first right to acquire, pursue, and develop an Opportunity on the terms of this Venture, except for those projects, Ventures, or other agreements that are disclosed in Schedule "B" hereto to which Lion has prior commitment;

                      (iii) Azco and Lion shall make available to the Venture their expertise, staff, and other available and pertinent resources at cost plus a 15% management fee or at their `best customer' price, or at their opportunity cost of resources, as accepted by the Technical Committee, to be carried or paid by the Venture out of proceeds of Opportunities and out of retained earnings, as the same may be reserved by the Technical Committee from the Parties' share of proceeds of the Venture;

                      (iv) upon the Technical Committee determining to pursue an Opportunity for the Venture, Azco shall fund, or provide funding for, the initial acquisition or contract securing costs (the "Acquisition Cost") of an Opportunity, which shall be repaid first (including all accumulated unrefunded Acquisition Costs of any preceding Opportunities) out of proceeds of disposition or production only. However it is understood by the Parties that where Acquisition Costs or other Opportunity costs are to be rolled-over into a private or public finance vehicle that the Parties will mutually and independently use best reasonable endeavors to seek and acquire the required finance to


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                                      -4-



                      service such costs of an Opportunity and to avoid Azco being required to advance the Acquisition Cost, where possible; and

                      (v) thereafter, Azco and Lion shall provide capital and other required resources as to any Opportunity in proportion to their Participating Interests;

           (h) as part of the determination of the Technical Committee regarding an Opportunity it shall apply financial analysis and management planning to any Opportunity to determine the most advantageous and beneficial means of adding value to any Opportunity including, without restricting the determination of the Technical Committee, to develop the Opportunity privately (with or without third party participants) and to sell such at any time or to take such to production, or (shortly after acquisition or after private development) to assign the Opportunity to a public company (or take a private company public) and receive any combination of cash, shares, or debt for the same. As a general principle, a roll-over to a separate finance vehicle and the employment of independent financial resources (whether private or public) shall be the preferred option;

           (i) Lion shall provide a best reasonable efforts initial assessment of Opportunities sufficient to allow a reasoned judgment on the merits of an Opportunity and shall provide the Technical Committee with all material reasonably available to it and reasonably accessible for analysis. The Parties and the Technical Committee shall sign all such confidentiality agreements as are reasonably required by the Opportunity owners. The Technical Committee shall employ reasonable best efforts to make an initial go/no-go decision on further efforts and due diligence regarding the Opportunity. In the event that the Technical Committee determines not to proceed then Lion shall be at full liberty to seek its sole profit from such Opportunity thereafter without further reference to the Venture. In the event that the Technical Committee determines to proceed with an Opportunity then Lion shall employ reasonable best efforts to permit the Technical Committee to negotiate the terms of the agreement with the Opportunity owner and the Technical Committee shall employ reasonable best efforts to finalize such agreement and due diligence as soon as possible;

           (j) in the event that in regard to any Opportunity a Party cannot fund its required contributions in accordance with its Participating Interest and the development plan of the Technical Committee then it shall be subject to dilution in regard to its Participating Interest in such Opportunity in accordance with a formula agreed by the Parties. In the event that the Parties cannot agree on a dilution formula then the formula shall be a reduction of one full Opportunity percentage point (one point out of the 100% aggregate all-Party points of the Opportunity) for each incidence of non-contribution calculated by the required contribution per point on a quarterly basis which the non-contributing Party has not funded (and such diluted interest transferring at the end of each quarter with concomitant alteration to the Participating Interest percentage of each Party). However, on the first anniversary date of the unfunded contribution the non-contributing Party shall have a one-time right to buy-back all the diluted interest of such quarter in reference by paying the funding Party double the expenditures incurred in respect to the diluted interests. In the event that the Party being diluted seeks to assign some or all of its interest or to seek a funding partner for its costs then the other Party shall have first right to provide such funding upon the terms intended or contracted to be offered (open for 30 days for determination after receipt of all pertinent details of the offer) and, in the event that it elects to provide the funding, then there shall be no buy-back right in respect to the consideration provided for such funding. In the circumstance in which an Opportunity remains private strictly within the Venture as a development of the Venture, a Party shall not be diluted to less than a ten (10%) percent working interest prior to commercial production but shall be carried in the form of a loan which shall be repaid out of sale of the Opportunity or from two-thirds (2/3rds) of the diluted Party's share of revenue of such Opportunity. All such carried loans shall bear interest at the carrying Party's cost of money with its principal bank, fixed annually, plus three (3%) percent calculated and compounded annually at the time of interest fixing;

           (k) the Parties shall not assign their Participating Interests in this Venture for a period of two years from the date hereof (except to controlled subsidiaries or affiliates) and thereafter shall offer the other Party a right of first refusal exercisable for a period of 60 days following delivery of all pertinent details of the offer. If the receiving Party does not exercise the right of first refusal then the selling Party shall be free to dispose of the offered interest on the same terms for a period of 180 days thereafter. Any sale of a part or all of a Participating Interest shall not be effective until the purchaser has executed a copy of this Agreement or any successor agreement;

           (l) in the event of any dispute between the Parties the Parties shall employ best efforts to settle the same by good faith negotiations for a period of not less than 30 days after written notice of a dispute and thereafter shall arbitrate the same before an agreed arbitrator in accordance with the Commercial Arbitration Act of British Columbia and any arbitration decision shall be final; and

           (m) the term of this Venture shall be the longer of three (3) years or the payout of the Negative Balance plus six months, regardless, expiring on December 31, 2010, renewable by mutual agreement of Azco and Lion. Notwithstanding the termination of this Venture, in circumstances in which one or more Opportunities are in progress then the terms of this Agreement shall continue only in respect to such Opportunity(ies) only to the extent required to govern the Parties' rights and obligations in respect to such Opportunity(ies).

2. COMMENCEMENT ISSUES. This Venture shall be deemed to commence effective the Effective Date with the following commencement issues and conditions:

           (a) Lion shall declare all projects, opportunities, and corporate agreements which it has in effect on the Effective Date and which are thereby to be excluded from, or restrict the ambit of, the Opportunities of this Venture and are set forth in Schedule "B" hereto;

           (b) Azco shall be deemed to have a negative draw balance (the "Negative Balance") in the Venture relating to the first endeavor, being the Malian Agreement, equal to its total expenditures in regard to the Malian Agreement less all recoveries, including tax recoveries and fair value of equipment, all with a final valuation cut-off effective the Effective Date and accounted on or before March 1, 1998, except if Azco realizes any recoveries (or debits) from Eagle or taxation after such date then there shall be a subsequent add-back; the Parties acknowledging that it is considered highly unlikely that any recoveries will be effected from Eagle (as it is in bankruptcy) and Azco shall be under no requirement to pursue any remedies. Lion agrees that it hereby assigns to Azco all its rights and interests in the Malian Agreement and agrees to cooperate fully with Azco in the pursuit of any remedies against Eagle and Azco agrees that any judicial remedies, and any costs borne by Lion in any requested assistance to Azco, shall be at Azco's sole expense. The Parties further agree that any results of Azco's endeavors, positive or negative, after the Effective Date to mitigate its damages (including any efforts to pursue and effect expenditures regarding any part of the properties of the Malian Agreement to create value) or to pursue its remedies shall solely accrue to Azco and shall be at its sole cost and risk and Lion shall not participate therein, nor be accountable for any part thereof, and shall be held harmless for any consequences flowing therefrom and arising from Azco's activities thereto and the Parties shall execute mutual releases. Lion shall be considered to have an equivalent $60,000 Negative Balance relating to the Malian Agreement;

           (c) Azco's and Lion's Negative Balance shall be reduced, pro rata, only from profits of the Venture, after all costs of the Venture, and shall be reduced by a preferential allocation of 60%


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           of first profits available for distribution prior to any distribution being accounted for Participating Interests. The Parties further agree that, whenever reasonably possible without materially harming an Opportunity's prospects for financing, best efforts will be made to include in financing an allocation to retire the Negative
           Balances;

           (d) attached hereto as Schedule "A" are the initial selection criteria for Opportunities, which may be altered by the Technical Committee, as it so determines from time-to-time; and

           (e) attached hereto as Schedule "C" are the initial organizational principles for the Technical Committee, which may be changed by the Parties, as to appointees, and the Technical Committee, as to their organizational principles, at any time.

3. GENERAL TERMS. The following general terms apply to the Venture and the Parties' relations in respect thereto:

           (a) the Parties will support each other's good name and reputation and will employ good faith and reasonable best endeavors in the performance of this Agreement and their mutual endeavors;

           (b) the Parties will maintain all activities in respect hereto and in respect to each other and any Opportunities in confidence, except as required by any legal requirements to which a Party is subject;

           (c) when any benefits, such as shares, are distributed to Parties from the Venture the Parties shall be free to employ the same to their individual benefit thereafter;

           (d) this Agreement does not constitute a partnership nor in any manner shall the Parties hold themselves out as such;

           (e) this Agreement constitutes an enforceable agreement in principle but the Parties agree to negotiate a more detailed agreement in good faith at the requirement of any Party. Should a more detailed agreement not be effected then this Agreement shall continue to govern;

           (f) this Agreement shall be construed and enforced in accordance with British Columbia law;

           (g) all notices required hereunder shall be delivered to the Parties at the foregoing addresses, or such other addresses as subsequently advised in writing, and to the Technical Committee members at such addresses as they may advise from time to time.

           IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement by their authorized signatories effective on the date first above written.


AZCO MINING INC.
----------------

________________________________
Per: Authorized Signatory

LION MINING CORPORATION LIMITED
-------------------------------
Per: Authorized Signatory



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                                  SCHEDULE "A"


                        COMMENCEMENT OPPORTUNITY CRITERIA
                        IN DECLINING ORDER OF IMPORTANCE


1.         BY GEOGRAPHICAL REGION:

           (a)        North and South America

           (b) Southern and Eastern Africa including (in no particular order of importance):

                      (i)        Republic of South Africa
                      (ii)       Botswana
                      (iii)      Zambia
                      (iv)       Malagasy Republic
                      (v)        Uganda
                      (vi)       Ethiopia
                      (vii)      Namibia
                      (viii)     Zimbabwe
                      (ix)       Mozambique
                      (x)        Tanzania
                      (xi)       Kenya
                      (xii)      Eritrea


           (c)        Europe including (in no particular order of importance):

                      (i)        Scandinavian countries
                      (ii)       Spain
                      (iii)      Turkey
                      (iv)       Bulgaria
                      (v)        Former Yugoslavia
                      (vi)       Eire
                      (vii)      Portugal
                      (viii)     Greece
                      (ix)       Former Czechoslovakia


           (d) Australia and South-East Asia excluding China and India, except in exceptional cases as to the latter


2.         BY COMMODITY

           (a)        Base metals, preferably with a precious metals credit and

                      (i) bulk tonnage preferably with potential in excess of 250 million tonnes

                      (ii) massive sulfide preferably with potential in excess of 10 million tonnes




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                                      -8-


           (b) Precious metals preferably with gold or gold-equivalent potential to 500,000 oz. or better

           (c)        Gemstones, including diamonds as available

           (d) Sand, gravel, limestone, and other such materials in the bulk and construction industry area

           (e)        hydrocarbons


3.         LEVEL OF DEVELOPMENT - PREFERRED TARGETS

           (a) projects with immediate or near term cash flow opportunities, preferably at discounts because of distress conditions or by investment/technology/management leverage brought by the Venture

           (b) projects with immediate or near term equity value-added opportunities due to discounts because of distress conditions or by investment/technology/management leverage brought by the Venture

           (c) projects with proven or probable reserves and positive economic indicators and where the vendor will either Venture or take equity in a minority position

           (d) projects with advanced targets where vendor will take equity or Venture in a minority position and little or no cash payments for interests

           (e) projects in a an active exploration play area with favourable geological signatures


4. EXCLUSIONS - TARGETS NOT TO BE CONSIDERED EXCEPT IN THE MOST EXCEPTIONAL CIRCUMSTANCES

           (a)        ferrochrome minerals, bauxite, chromite, tungsten

           (b)        industrial minerals except as noted above

           (c)        specialty metals




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                                  SCHEDULE "B"


                          LION EXISTING CLIENT BUSINESS
                             EXCLUDED FROM AGREEMENT


1.         AFRICAN CONTINENT

           (a)        Masana Holdings Ltd - South Africa

                      Lion retained to conduct technical due diligence and provide financial advice on a range of privatised and other mining opportunities. Where there is an opportunity either to sell or J/V such opportunities, AZCO will have first option on any qualifying property. Owners of Masana are prominent political and business leaders in the new black Africa.

           (b)        Botswana

                      Lion at an advanced stage in negotiating the flotation of a new Botswana mining finance company with its own capital. Lion to be a capital partner. Code: KYS.

           (c)        Diamonds

                      Due to Lion's previous exclusive agreements with development and near-production companies, it is not possible to include diamonds in this Lion/AZCO agreement. Should the situation change in the future, Lion will advise AZCO.

           (d)        Leading Southern African Merchant Bank

                      Corporate and Technical Advisory agreements under negotiation together with potential fund management business, together with the possibility of a large M&A venture capital fund. These activities may produce AZCO investment potential and wherever possible, AZCO will be offered the chance to participate (subject to appropriate consents).

2.         MIDDLE EAST

           Lion has numerous technical advisory agreements with Saudi Groups as well as a financial Venture under discussion. Although at this stage these agreements cover the technical evaluation of mining projects, which are part of the restructuring of the Saudi Arabian mining industry, it is possible that Venture opportunities could arise which may be offered to AZCO (subject to appropriate consents).

3.         NORTH AMERICA

           Lion's current activity for exclusion is M & A related. In M & A situations, Lion will offer the opportunity to AZCO wherever possible.

4.         LATIN AMERICA

           No conflicting business.

5.         UNITED KINGDOM & EUROPE

           Discussions under way relating primarily to fund management business.

6.         M&A

           With junior mining equity markets at their lowest levels since 1979, the greatest acquisition opportunity is likely to arise among those projects under development by an underfunded junior. Lion will use its best endeavours to select qualifying juniors for merger, acquisition or Venture by AZCO. Lion's `superfund' negotiations are aimed at facilitating this endeavour.





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                                      -11-


                                  SCHEDULE "C"


                        COMMENCEMENT TECHNICAL COMMITTEE
                             ORGANIZATION PRINCIPLES


1.         INITIAL TECHNICAL COMMITTEE MEMBERS

           (a)        Azco - Nick Badham-Chairman
                             Ian Gray

           (b)        Lion - Colin Bird
                             Andy Sarosi


2.         MEETINGS

           (a) Frequency - no less than once per month in person or by conference, in person preferably

           (b)        Place - Lion's offices

           (c) Agenda - produced by Lion with comment by Azco's representatives

           (d)        Minutes - produced by Lion and signed off by Chairman


3.         OPPORTUNITY ANALYSIS


           (a) Opportunities which fit the criteria will be presented by Lion and examined on a preliminary basis at the meetings;

           (b) the Technical Committee will determine whether each Opportunity should be investigated further, although it may defer a decision if data is missing. The Committee may adjourn as to any Opportunity if staff or consultants are required to effect some evaluation and present a separate report to the Committee;

           (c) the Committee will make a go/no-go decision as soon as possible;

           (d) if the Committee determines to proceed to investigate an Opportunity further it shall set criteria, assign personnel, and set a budget and shall use its best endeavors to complete the analysis within 30 days;

           (e) the Committee shall attempt to conduct contract negotiations as soon as possible and shall assign personnel (which shall preferably have at least a representative of each Party) to conduct such negotiations. The Committee should attempt to establish a reasonable agreement in principal as soon as possible to minimize costs in the event a reasonable deal cannot be concluded.